UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2015

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-7221	36-1115800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 3, 2015, Motorola Solutions, Inc., a Delaware corporation (“Guarantor”), Motorola Solutions Overseas Limited, a company registered in England and Wales (“Buyer”) and Guardian Digital Communications Holdings Limited, a company registered in England and Wales (“Seller”), entered into an Agreement (the “Share Purchase Agreement”) for the sale and purchase of Guardian Digital Communications Limited, a company registered in England and Wales (the “Company”). The Company is the parent company of Airwave Solutions Limited, a company registered in England and Wales (“Airwave”). The following description of the Share Purchase Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, which has been approved by the Guarantor’s board of directors, the Buyer has agreed to acquire from the Seller the entire issued share capital of the Company (the “Shares”) for the sum of £1.00. Immediately following payment of the consideration for the Shares, the Buyer will invest into the Company an amount equal to: (a) £817,499,999; plus (b) “Net Cash” (which may be a positive or negative number); plus (c) an additional £2,000,000 if the completion under the Share Purchase Agreement (“Completion”) occurs after February 29, 2016 solely as a result of a failure by the Buyer to satisfy the Buyer SPA Conditions (defined below). This investment will be guaranteed by the Guarantor.

“Net Cash” is expected to be approximately (£65 million) calculated based on: (a) the amount of cash in the Company and its subsidiaries as of July 1, 2015; plus (b) £900,000 (representing an amount of VAT that it is expected the Company will recover after Completion); less (c) certain agreed deductions which consist of: (i) all amortization, interest and cash sweep related payments made under a £2 billion credit agreement between, amongst others, the Company (as borrower), the Seller (as guarantor) and certain lenders (the “Credit Agreement”) from July 1, 2015 to Completion; (ii) the tax which is required to be withheld from the payments referred to in (i); (iii) approximately £5.5 million, being the amount paid in respect of advisers’ fees incurred in connection with the transaction for the period from July 1, 2015 to November 16, 2015; and (iv) £100,000 to be paid to the Seller by the Company for the purposes of funding the Seller for twelve months following Completion. The Company is expected to have approximately £65 million in cash as of Completion, assuming a Completion date of February 29, 2016. Based upon current estimates of the amount of the forgoing purchase price adjustments and cash in the business at Completion, the Buyer currently expects its net cash investment as of Completion to be approximately £700 million. There is no financing condition to the transaction. The Guarantor intends to fund the investment with bank financing and cash on hand, predominately from international funds.

The Buyer’s investment will be used by the Company to fully discharge certain agreed liabilities which are: (a) unpaid advisers’ fees (which will be capped at approximately £7.9 million); and (b) an amount to the lenders under the Credit Agreement which shall be no less than £736,780,000 assuming a Completion on February 29, 2016. In consideration for the payment referred to in (b) above, the lenders shall fully discharge and release the Company and the Seller from each of their respective liabilities and obligations under the Credit Agreement, such release to be effected through a scheme of arrangement under sections 895-899 of the Companies Act 2006 to be carried out by the Company prior to Completion (the “Scheme”). The Seller has received lock-up agreements from the requisite number of lenders to approve the Scheme on the terms outline herein. In addition, £8.175 million (the “Escrow Amount”) of the amount invested by the Buyer in the Company will be held in an escrow account for a period of twelve months from the date of Completion in order to meet potential claims by the Buyer under the Share Purchase Agreement. The Buyer is also purchasing an insurance policy to cover potential claims against the Seller under certain of the warranties and indemnities of the Seller in the Share Purchase Agreement that are in excess of the Escrow Amount, up to a maximum of £200 million.

In addition to the foregoing and separate from the Share Purchase Agreement, Airwave will make a deferred cash payment of £64 million on November 15, 2018 in connection with the termination at Completion of an existing contract of Airwave. This payment will also be guaranteed by the Guarantor.

Completion is subject to a number of conditions precedent, including: (a) consent from certain of Airwave’s material customers (principally government agencies) to a change of control; (b) release of performance guarantees provided by the Seller and Macquarie European Infrastructure Fund II, the Seller’s ultimate owner, to certain government agencies in respect of Airwave’s contractual obligations; and (c) a resolution of certain disputes that remain outstanding as between Airwave and government agencies in respect of certain material customer contracts (collectively “Buyer SPA Conditions”). The Buyer is authorized to negotiate satisfaction of the Buyer SPA Conditions directly with the respective government agencies. In the event that Completion does not take place prior to March 31, 2016, solely as a result of the Buyer failing to satisfy the Buyer SPA Conditions, the Buyer will pay a reverse break fee to the Seller in an amount of £35 million.

Completion is subject to a number of additional conditions precedent, including: (a) a court order sanctioning the Scheme and release of the Company, Airwave and others from their obligations pursuant to the Credit Agreement; (b) the Seller complying with its obligation not to permit certain value leakage from the Company (except as permitted by the Share Purchase Agreement); (c) the Seller not being in willful default of its obligations under the Share Purchase Agreement; (d) there being no material breach of any of the Seller’s obligations under the Share Purchase Agreement; and (e) there being no material adverse change.

Subject to satisfaction of the foregoing conditions, Completion is expected to take place in the first quarter of 2016.

The Share Purchase Agreement contains warranties and covenants as set forth therein, including, among others, covenants: (a) of the Seller to cause the Company to conduct its business in the ordinary course during the interim period between the execution of the Share Purchase Agreement and Completion; (b) of the Seller to cause the Company not to take certain actions during the interim period without the consent of the Buyer; and (c) of the Seller to do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as the Buyer may require to give full effect to, and to secure to the Buyer the full benefit of the rights and remedies conferred on it by the Share Purchase Agreement and related agreements.

The Share Purchase Agreement contains certain termination rights for both the Buyer and the Seller, including if Completion has not occurred by March 31, 2016.

The Share Purchase Agreement is included as an exhibit to this filing to provide security holders of Motorola Solutions, Inc. with information regarding its terms. It is not intended to provide any other factual information about the Buyer, the Seller, the Company, Airwave or their respective subsidiaries and affiliates. The Share Purchase Agreement contains warranties and indemnities by each of the parties. These warranties and indemnities were made solely for the benefit of the other party and (a) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (b) may have been qualified by confidential disclosure schedules that were delivered to the other party in connection with the signing of the Share Purchase Agreement, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the warranties and indemnities set forth in the Share Purchase Agreement, (c) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to security holders and (d) were made only as of the date of the Share Purchase Agreement or such other date or dates as may be specified in the Share Purchase Agreement. Accordingly, investors should not rely on the warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Buyer, the Seller, the Company, Airwave or their respective subsidiaries and affiliates.

Item 7.01. Regulation FD Disclosure

On December 3, 2015, the Guarantor issued a press release announcing the entry into the Share Purchase Agreement referred to in Item 1.01 above. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Share Purchase Agreement, dated December 3, 2015, by and between Motorola Solutions, Inc., the Buyer and the Seller.*

99.1	Press Release of Motorola Solutions, Inc. dated December 3, 2015

*	This filing excludes certain schedules pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request by the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: December 3, 2015	By:	/s/ Mark S. Hacker
Name: Mark S. Hacker
Title: Executive Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Share Purchase Agreement, dated December 3, 2015, by and between Motorola Solutions, Inc., the Buyer and the Seller.*

99.1	Press Release of Motorola Solutions, Inc. dated December 3, 2015

*	This filing excludes certain schedules pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request by the Commission.